Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207471

KBS GROWTH & INCOME REIT, INC.
SUPPLEMENT NO. 5 DATED JULY 7, 2016
TO THE PROSPECTUS DATED APRIL 28, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Growth & Income REIT, Inc. dated April 28, 2016 and filed with the SEC on May 3, 2016, as supplemented by supplement no. 1 dated May 9, 2016, supplement no. 2 dated May 13, 2016, supplement no. 3 dated June 3, 2016, and supplement no. 4 dated July 1, 2016. As used herein, the terms “we,” “our” and “us” refer to KBS Growth & Income REIT, Inc. and, as required by context, KBS Growth & Income Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the declaration of cash distributions for August 2016 record dates and the declaration of a stock dividend for the month of August 2016.
Cash Distributions Declared
On July 6, 2016, our board of directors declared cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from August 1, 2016 through August 31, 2016, which we expect to pay in September 2016. Investors may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan. Distributions for this period will be calculated based on stockholders of record each day during this period at a rate of (i) $0.00136986 per share per day, less (ii) the applicable daily class-specific stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Stock Dividend Declared
On July 6, 2016, our board of directors authorized a stock dividend for the month of August 2016 in the amount of 0.00084932 shares of common stock on each outstanding share of common stock to all common stockholders of record as of the close of business on August 31, 2016, which we expect to issue in September 2016. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.

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